Exhibit 23.2

Zhejiang Taihang Law Firm

35F, Dikai Chengxing International Building, No. 98, Chengxing Road, Shangcheng District, Hangzhou, Zhejiang, 310020, China

Date：February 24, 2026

To:

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD (the “Company”)

88 Tongda Road, Touqiao Town

Guangling District, Yangzhou, 225000

People’s Republic of China

Dear Sir/Madam:

We are lawyers licensed and qualified to practice law in the People’s Republic of China (the “PRC”) and have acted as special PRC counsel of the Company. We hereby consent to the use of the filing hereof as an exhibit to the Registration Statement on FORM F-3 filed herewith and to the reference to our name in such Registration Statement, to the extent that they describe or summarize matters of PRC Laws or documents, agreements or proceedings governed by the PRC Laws. In giving such consent, we do not thereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Rong Huang

Name: Rong Huang

Title: Lawyer

On behalf of Zhejiang Taihang Law Firm

Address: 35F, Dikai Chengxing International Building, No. 98, Chengxing Road, Shangcheng District, Hangzhou, Zhejiang, 310020, China

Web：http://www.taihanglawyer.com

Tel: +86-571-85862509

4908-4391-4129, v. 2